Exhibit 10.6

Daleco Resources Corporation

January 19, 2009

Richard W. Blackstone

4846 Sarasota Drive

Hilliard, OH 43026-9098

Re:    Continued Employment

Dear Rick,

This letter will memorialize our discussions of the past several weeks regarding your employment with Daleco Resources Corporation ("Daleco" or the "Company").

Since the commencement of your employment with the Company, you have been commuting from your home in Columbus, Ohio, and have expressed to me your desire to return home and work remotely on a part time basis for the Company.

To accomplish the above objective, Daleco hereby accepts your resignation as a full time employee, as of January 19, 2009. Daleco agrees to retain you, on a part-time basis, as the Company's Chief Accounting Officer and to continue your duties as Secretary of the Company. The Company shall appoint a new Secretary by April 8, 2009 or sooner.

The Company hereby confirms that it is indebted to you in the amount of $1,242 in un-reimbursed expenses and $21,675 in salary as of September 30, 2008. These amounts contain no accrued interest.

The Company agrees to provide you remote internet access to facilitate your access to the Company's accounting records, financial and other information required for the performance of your duties as Chief Accounting Officer.

17 WilmontMews,5th Floor* West Chester, PA 19382 * 610.429.0181 *Fax 610.429.0818

In this capacity, you agree to perform such services as required to close the books of the Company on a quarterly and annual basis, assist in the preparation of the Company's reports on Forms 10-QSB and 10-KSB, and interact with the Company's auditors and the Audit Committee of the Board of Directors as necessary. In no event shall the services being performed for the Company have priority to your obligations in respect to your employer.

You shall keep me advised of the amount of time being expended by you, with the understanding that you shall not expend more 50 hours per quarter to include assistance in the preparation of the Company's quarterly reports on Form 10-QSB and 50 hours on the closing of the Company's books for the fiscal year unless authorized by the Company. The time required for your assistance in the preparation of the Company's Annual Report on Form 10-KSB, to include, but not limited to, working with the Company's auditors and responding to the requests of the Company's Audit Committee of the Board of Directors shall be separately negotiated prior to the close of the Company's fiscal year end.

The Company agrees to compensate you at the rate of $85 per hour. Additionally, the Company agrees to reimburse you for the costs of travel to the Company's office, as reasonably incurred, but only if such travel was approved by the Company in advance.

Should you agree with the foregoing, please indicate your concurrence therewith in the space provided and return an originally executed copy of this letter to the undersigned.

Sincerely,
/s/ Gary J. Novinskie
Gary J. Novinskie
President

Agreed to this 19th day of
January, 2009
/s/ Richard W. Blackstone
Richard W. Blackstone

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